Exhibit 3.3
ARTICLES OF AMENDMENT
OF
PHILLIPS EDISON-ARC SHOPPING CENTER REIT INC.

THIS IS TO CERTIFY THAT:

FIRST:    Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Phillips Edison-ARC Shopping Center REIT Inc. (the “Corporation”) desires to amend its charter as currently in effect and is hereinafter amended as follows:

SECOND:    Article First of the Corporation’s charter shall be amended as follows:

The name of the Corporation is Phillips Edison Grocery Center REIT I, Inc. (the “Corporation”).

THIRD: This amendment to the Corporation’s charter was approved by a majority of the entire Board of Directors of the Corporation. This amendment is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the Corporation’s stockholders.

FOURTH: We the undersigned Chief Executive Officer and Secretary swear under penalties of perjury that the foregoing is a corporate act.

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment of its charter to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 3rd day of December, 2014.

PHILLIPS EDISON GROCERY CENTER REIT I, INC.
(f/k/a Phillips Edison-ARC Shopping Center REIT Inc.)

By:    /s/ Jeffrey S. Edison
Jeffrey S. Edison
Chief Executive Officer

ATTEST:

By:    /s/ Devin I. Murphy
Devin I. Murphy
Secretary